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        [BHA LOGO]                                            M E M O
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To:       Directors and Executive Officers of BHA Group Holdings, Inc.

From:     Scott Blair, Corporate Counsel

Date:     August 19, 2003

Subj: Notice of Blackout Period Restriction on Trading BHA Group Holdings, Inc. Stock


The BHA Group Holdings, Inc. 401(k) Profit Sharing Plan (the "Plan") will be entering a blackout period (the "Blackout Period") in order for the Plan provider, US Bank, to implement certain servicing enhancements. During the Blackout Period, Plan participants will be subject to restrictions on executing transactions in their Plan accounts, including changing how contributions are invested, receiving distributions or loans and transferring balances among Plan funds. The Plan provider notified participants of the Blackout Period by written notice delivered by first class mail.

The Blackout Period is expected to begin on August 20, 2003 and expected to end on August 27, 2003.

This notice is provided to you pursuant to Rule 104 of Regulation BTR and
Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, Directors and Executive Officers may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of the Company during the Blackout Period. Accordingly, you may not engage in such transactions in Company stock during such period of time.

You will receive notice if the Blackout Period changes for any reason. If you have any questions about this Blackout Period, please contact me at (816) 356-8400, 8800 E. 63rd Street, Kansas City, Missouri 64133.